Exhibit 99.1

Scripps beats expectations with Q2 results, raises 2021 free cash flow guidance
Local Media and Scripps Networks revenue, profit outperform as the advertising marketplace rebounds

Aug. 6, 2021

CINCINNATI – In the second quarter of 2021, The E.W. Scripps Company (NASDAQ: SSP) grew consolidated revenue by 23% over the same period last year on a same-station basis, fueled by the post-lockdown return of the advertising marketplace and strong sales execution.

•Second-quarter Local Media core advertising outperformed expectations, up 48% on an adjusted-combined basis, aided by a rebound in the advertising market and strong sales execution. The top five core advertising categories were up well into double digits on a year-over-year basis, including a 623% increase in travel and leisure driven by spending for sports betting.
•Scripps Networks surpassed Q2 expectations, up 23% from Q2 2020 on an adjusted-combined basis, with a margin of 45%. The networks are seeing consistently strong demand and rate growth in direct response advertising. In July, the networks completed a strong upfront season, with substantial year-over-year ad dollar growth, substantial rate increases and significant addition of new advertisers.
•The company has raised its free cash flow guidance for full-year 2021 from $210-$240 million to $240-$260 million due to the robust increase in advertising dollars this year.
•On May 15, Scripps redeemed all $400 million in aggregate principal of its outstanding 2025 senior notes and made an additional principal payment on the 2028 term loan totaling $50 million – activities that underscore the company’s commitment to reducing its debt.
•Scripps’ second-quarter earnings were reduced by 58 cents per share due to the impact of several second-quarter transactional items. Among them was a non-cash charge totaling $31.9 million related to the Berkshire outstanding common stock warrant. The company has now amended the Berkshire agreement and will not record any fair-value adjustments for the warrant in future quarters.

“Scripps’ second-quarter results for our Local Media and Scripps Networks divisions have surpassed expectations for both revenue and segment profit. Their performance, combined with expectations for a strong second half of the year, have allowed us to raise our full-year free cash flow guidance to $240-$260 million,” Scripps President and CEO Adam Symson said.

“In Local Media, we are delivering core advertising revenue results that reflect very strong sales execution, especially focused on new-to television ad dollars, in the midst of the rebound of the advertising marketplace.

“In our Scripps Networks division, we outpaced our revenue expectations, driven by continued strength in direct response advertising. In addition, our first upfront presentations as a nine-network division exceeded our expectations, with tremendous growth compared to past ION and Katz upfronts, substantial increases in advertising rates and a significant expansion of our advertiser accounts. National advertisers are embracing our powerful networks portfolio’s audience reach.

“Our second-quarter results illustrate the benefits of the company’s strategic approach in recent years to both longer-term transformative change and near-term operating-performance excellence. Our improved financial profile today positions us well for ongoing business growth, future free cash flow generation and the ability to continue reducing our debt.”

Operating results
Effective with the close of the ION acquisition on Jan. 7, the company realigned its internal reporting structure and changed the reporting of its businesses’ operating results to reflect this new structure. Operating results are now reported under Local Media, Scripps Networks and Other segment captions. The Scripps Networks segment is comprised of our nine national networks. The operating results of our recently sold Triton business and the other businesses that were reported in our National Media segment are aggregated into the Other segment caption.

Unless otherwise indicated, all comparisons below are to as-reported results.

Total second-quarter company revenue was $565 million, an increase of 57% or $206 million from the prior-year quarter, reflecting the impact of the ION acquisition.

Costs and expenses for segments, shared services and corporate were $413 million, up from $329 million in the year-ago quarter, reflecting the impact of the ION acquisition and higher affiliation fees for both our broadcast television stations and national networks.

Loss from continuing operations attributable to the shareholders of Scripps was $11.4 million or 14 cents per share. The current-year quarter included a $13.8 million loss on extinguishment of debt from the redemption of our 2025 senior notes, a $31.9 million non-cash adjustment due to the increase in the fair value of the outstanding common stock warrant liability as our stock price rose, acquisition and related integration costs of $6.7 million and $514,000 of restructuring costs. These items decreased income from continuing operations by $47.6 million, net of taxes, or 58 cents per share. In the prior-year quarter, loss from continuing operations was $17.5 million or 22 cents per share.

Second-quarter 2021 as-reported results by segment compared to prior-period amounts were:

Local Media
Revenue from Local Media was $325 million, up 16% from the prior-year quarter.

Core advertising revenue increased 38% to $161 million.

Political revenue was $3.2 million, compared to $13.4 million in the prior-year quarter.

Retransmission revenue increased 7.5% to $156 million. Scripps renegotiated three large retransmission consent contracts in 2020.

Total segment expenses increased 6.4% to $260 million, primarily driven by network affiliation fees.

Segment profit was $64.6 million, compared to $35.5 million in the year-ago quarter.

Scripps Networks
Second-quarter revenue from Scripps Networks was $239 million. Expenses for Scripps Networks were $131 million. Segment profit was $107 million.

Second-quarter 2021 adjusted-combined results by segment compared to prior-period amounts

In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for the prior-year periods on an adjusted-combined basis.

The adjusted-combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had the transactions been effective at the beginning of 2020. Refer to the “Supplemental Information” section that begins on page E-8 of the attached tables.

Local Media – Adjusted-Combined Basis
Adjusted-combined revenue from Local Media was $325 million, up $58.3 million or 22% from the prior-year quarter.

Core advertising rose 48% to $161 million. Weakened economic conditions due to the COVID-19 pandemic slowed advertiser spending in 2020.

Political advertising revenue was $13.1 million in the second quarter of 2020, compared to $3.2 million in the current period.

Retransmission revenue increased 11%. Scripps renegotiated three large retransmission consent contracts in 2020.

Total segment expenses on an adjusted combined basis increased 13%.

Segment profit was $64.6 million, compared to $36.6 million in the year-ago quarter.

Scripps Networks – Adjusted-Combined Basis
Adjusted-combined revenue from Scripps Networks was $239 million, up $45.4 million or 23% from the prior-year quarter.

Total segment expenses increased 7.4%.

Segment profit was $107 million, compared to $71 million in the year-ago quarter.

Financial condition
On June 30, cash and cash equivalents totaled $86 million while total debt was $3.2 billion.

On Jan. 7, the company executed an $800 million term loan with its bank group and issued $600 million of series A preferred shares to Berkshire Hathaway, Inc. The proceeds from these transactions, in combination with the $1.05 billion of bonds issued on Dec. 30, 2020, and cash on hand, provided the financing for the ION acquisition. Under the terms of Berkshire Hathaway’s preferred equity investment, Scripps is prohibited from paying dividends and purchasing its shares until all preferred shares are redeemed.

On May 15, the company redeemed $400 million 2025 senior notes for a redemption price equal to 102.563% of the aggregate principal amount and made an additional principal payment on the 2028 term loan totaling $50 million.

Year-to-date operating results
The following comparisons are for the period ending June 30, 2021:

In 2021, revenue was $1.1 billion, which compares to revenue of $773 million in 2020. Political revenue was $32.1 million in 2020.

Costs and expenses for segments, shared services and corporate were $821 million, up from
$689 million in the year-ago period, reflecting the impact of the ION acquisition and higher affiliation fees.

Loss from continuing operations attributable to the shareholders of Scripps was $19.5 million or 24 cents per share. The 2021 period included an $81.8 million gain from the sale of Triton, a $13.8 million loss on extinguishment of debt, a $99.1 million non-cash adjustment due to the increase in the fair value of the outstanding common stock warrant liability, acquisition and related integration costs of $35.3 million and $7.6 million of restructuring costs. These items decreased income from continuing operations by $76.9 million, net of taxes, or 94 cents per share. In the prior-year period, loss from continuing operations was $24.7 million or 30 cents per share. Pre-tax costs for the prior year included $5.1 million of acquisition and related integration costs that increased the loss from continuing operations by $3.8 million, net of taxes, or 5 cents per share.

Looking ahead
Comparisons for our segments are to the same period in 2020 on an adjusted-combined basis. Supplemental quarterly adjusted-combined financial results were provided in our 2020 year-end earnings release.

Third-quarter 2021
Local Media revenue	Down mid-teens percent range
Local Media expense	Up low-double-digit percent range
Scripps Networks revenue	Up mid-teens percent range
Scripps Networks expense	Up low-to-mid-teens percent range
Shared services and corporate	About $19 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 867-6169 (U.S.) or (409) 207-6975 (international) and give the access code 3149025 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. Eastern time Aug. 6 until midnight Aug. 20. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 3633077.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As the nation’s fourth-largest local TV broadcaster, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. The Scripps Networks reach nearly every American through the national news outlets Court TV and Newsy and popular entertainment brands ION, Bounce, Grit, Laff, Court TV Mystery, Defy TV and TrueReal. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2021	2020	2021	2020

Operating revenues	$565,077	$358,883	$1,105,998	$773,106
Segment, shared services and corporate expenses	(412,796)	(329,160)	(821,217)	(688,771)
Acquisition and related integration costs	(6,686)	(221)	(35,331)	(5,131)
Restructuring costs	(514)	—	(7,564)	—
Depreciation and amortization of intangible assets	(40,751)	(26,645)	(80,258)	(53,990)
Gains (losses), net on disposal of property and equipment	(75)	(1,307)	(155)	(2,740)
Operating expenses	(460,822)	(357,333)	(944,525)	(750,632)
Operating income	104,255	1,550	161,473	22,474
Interest expense	(42,010)	(22,999)	(85,892)	(48,797)
Loss on extinguishment of debt	(13,775)	—	(13,775)	—
Defined benefit pension plan income (expense)	7	(1,026)	14	(2,052)
Gains on sale of business	—	—	81,784	—
Losses on stock warrants	(31,874)	—	(99,118)	—
Miscellaneous, net	(2,707)	(1,552)	(7,558)	(438)
Income (loss) from continuing operations before income taxes	13,896	(24,027)	36,928	(28,813)
(Provision) benefit for income taxes	(12,683)	6,515	(32,212)	4,103
Income (loss) from continuing operations, net of tax	1,213	(17,512)	4,716	(24,710)
Income (loss) from discontinued operations, net of tax	4,431	(4,531)	6,495	(9,142)
Net income (loss)	5,644	(22,043)	11,211	(33,852)
Preferred stock dividends	(12,576)	—	(24,219)	—
Net loss attributable to the shareholders of The E.W. Scripps Company	$(6,932)	$(22,043)	$(13,008)	$(33,852)

Net income (loss) per diluted share of common stock:
Loss from continuing operations	$(0.14)	$(0.22)	$(0.24)	$(0.30)
Income (loss) from discontinued operations	0.05	(0.06)	0.08	(0.11)
Net loss per diluted share of common stock:	$(0.09)	$(0.27)	$(0.16)	$(0.42)

Weighted average diluted shares outstanding	82,381	81,418	82,143	81,248
See notes to results of operations.
The sum of net income (loss) per share from continuing and discontinued operations may not equal the reported total net income (loss) per share as each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions.
Effective with the January 7, 2021 close of the ION acquisition, we realigned our internal reporting structure and changed the reporting of our businesses’ operating results to reflect this new structure. Under the new structure, our operating results are reported under Local Media, Scripps Networks and Other segment captions.
Our Local Media segment includes our 61 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 12 CW affiliates - four on full power stations and eight on multicast; two MyNetworkTV affiliates; three independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as Hulu, YouTubeTV and AT&T Now.

Our Scripps Networks segment, which includes the recently acquired ION business, is comprised of nine national television networks that reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, over-the-top and digital distribution. These operations earn revenue primarily through the sale of advertising.
The operating results of our recently sold Triton business, and the other national businesses that were previously reported in our National Media segment, are aggregated with our remaining business activities in the Other segment caption.

Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2021	2020	Change	2021	2020	Change

Segment operating revenues:
Local Media	$324,837	$279,944	16.0%	$637,418	$604,877	5.4%
Scripps Networks	238,735	66,652		452,395	143,407
Other	5,050	15,484	(67.4)%	23,171	31,148	(25.6)%
Intersegment eliminations	(3,545)	(3,197)	10.9%	(6,986)	(6,326)	10.4%
Total operating revenues	$565,077	$358,883	57.5%	$1,105,998	$773,106	43.1%

Segment profit (loss):
Local Media	$64,643	$35,457	82.3%	$120,580	$94,563	27.5%
Scripps Networks	107,317	2,153		199,520	12,122
Other	(541)	5,036		2,740	9,227	(70.3)%
Shared services and corporate	(19,138)	(12,923)	48.1%	(38,059)	(31,577)	20.5%
Acquisition and related integration costs	(6,686)	(221)		(35,331)	(5,131)
Restructuring costs	(514)	—		(7,564)	—
Depreciation and amortization of intangible assets	(40,751)	(26,645)		(80,258)	(53,990)
Gains (losses), net on disposal of property and equipment	(75)	(1,307)		(155)	(2,740)
Interest expense	(42,010)	(22,999)		(85,892)	(48,797)
Loss on extinguishment of debt	(13,775)	—		(13,775)	—
Defined benefit pension plan income (expense)	7	(1,026)		14	(2,052)
Gains on sale of business	—	—		81,784	—
Losses on stock warrants	(31,874)	—		(99,118)	—
Miscellaneous, net	(2,707)	(1,552)		(7,558)	(438)
Income (loss) from continuing operations before income taxes	$13,896	$(24,027)		$36,928	$(28,813)

Operating results for our Local Media segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2021	2020	Change	2021	2020	Change

Segment operating revenues:
Core advertising	$160,956	$116,749	37.9%	$313,094	$277,271	12.9%
Political	3,193	13,368	(76.1)%	4,504	32,088	(86.0)%
Retransmission and carriage fees	156,361	145,465	7.5%	312,020	285,792	9.2%
Other	4,327	4,362	(0.8)%	7,800	9,726	(19.8)%
Total operating revenues	324,837	279,944	16.0%	637,418	604,877	5.4%
Segment costs and expenses:
Employee compensation and benefits	107,461	102,924	4.4%	214,289	214,520	(0.1)%
Programming	109,598	101,250	8.2%	219,928	203,523	8.1%
Other expenses	43,135	40,313	7.0%	82,621	92,271	(10.5)%
Total costs and expenses	260,194	244,487	6.4%	516,838	510,314	1.3%
Segment profit	$64,643	$35,457	82.3%	$120,580	$94,563	27.5%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2021	2020	Change	2021	2020	Change

Total operating revenues	$238,735	$66,652		$452,395	$143,407
Segment costs and expenses:
Employee compensation and benefits	23,162	12,402	86.8%	46,799	25,938	80.4%
Programming	64,651	33,517	92.9%	126,278	65,909	91.6%
Other expenses	43,605	18,580		79,798	39,438
Total costs and expenses	131,418	64,499		252,875	131,285	92.6%
Segment profit	$107,317	$2,153		$199,520	$12,122

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2021	As of December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$85,956	$576,021
Cash restricted for pending acquisition	—	1,050,000
Other current assets	604,177	468,164
Total current assets	690,133	2,094,185
Investments	13,902	14,404
Property and equipment	463,301	343,920
Operating lease right-of-use assets	124,469	51,471
Goodwill	2,921,197	1,203,212
Other intangible assets	1,956,015	975,444
Programming	371,130	138,701
Miscellaneous	22,052	38,049
TOTAL ASSETS	$6,562,199	$4,859,386

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$75,839	$68,139
Unearned revenue	22,893	14,101
Current portion of long-term debt	18,612	10,612
Accrued expenses and other current liabilities	351,984	265,604
Total current liabilities	469,328	358,456
Long-term debt (less current portion)	3,243,270	2,923,359
Other liabilities (less current portion)	998,862	414,306
Total equity	1,850,739	1,163,265
TOTAL LIABILITIES AND EQUITY	$6,562,199	$4,859,386

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations, net of tax	$1,213	$(17,512)	$4,716	$(24,710)
Less preferred stock dividends	(12,576)	—	(24,219)	—
Numerator for basic and diluted earnings per share	$(11,363)	$(17,512)	$(19,503)	$(24,710)
Denominator
Basic weighted-average shares outstanding	82,381	81,418	82,143	81,248
Effect of dilutive securities:
Restricted stock units	—	—	—	—
Common stock warrant	—	—	—	—
Diluted weighted-average shares outstanding	82,381	81,418	82,143	81,248

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses free cash flow, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined below), plus reimbursements received from the FCC for repack expenditures, less capital expenditures, preferred stock dividends, interest payments, income taxes paid (refunded) and contributions to defined retirement plans.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense (benefit), interest expense, losses on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, loss (gain) on business and asset disposals, mark-to-market losses (gains), acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of these non-GAAP measures to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020

Income (loss) from continuing operations, net of tax	$1,213	$(17,512)	$4,716	$(24,710)
Provision (benefit) for income taxes	12,683	(6,515)	32,212	(4,103)
Interest expense	42,010	22,999	85,892	48,797
Loss on extinguishment of debt	13,775	—	13,775	—
Defined benefit pension plan expense (income)	(7)	1,026	(14)	2,052
Share-based compensation costs	6,403	3,027	14,701	7,174
Depreciation	14,245	12,396	28,370	25,747
Amortization of intangible assets	26,506	14,249	51,888	28,243
Losses (gains), net on disposal of property and equipment	75	1,307	155	2,740
Acquisition and related integration costs	6,686	221	35,331	5,131
Restructuring costs	514	—	7,564	—
Gains on sale of business	—	—	(81,784)	—
Losses on stock warrants	31,874	—	99,118	—
Miscellaneous, net	2,707	1,552	7,558	438
Adjusted EBITDA	158,684	32,750	299,482	91,509
Capital expenditures	(22,659)	(12,110)	(30,051)	(28,479)
Proceeds from FCC Repack	8,845	6,708	14,190	9,427
Preferred stock dividends	(12,000)	—	(21,067)	—
Interest paid	(25,574)	(19,085)	(54,928)	(43,918)
Income taxes paid	(54,762)	(112)	(54,215)	(124)
Contributions for defined retirement plans	(6,590)	(253)	(12,555)	(5,292)
Free cash flow	$45,944	$7,898	$140,856	$23,123

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the ION acquisition and WPIX television station disposition has on our segment operating results, and to provide meaningful period over period comparisons, we are presenting supplemental non-GAAP (Generally Accepted Accounting Principles) information for certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the impact from the acquired ION television stations' historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions reported within the Scripps Networks segment. Similarly, WPIX’s historical revenue, employee compensation and benefits, programming and other expenses have been subtracted, as of the earliest period presented, from Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps as of the earliest period presented.

Effective with the January 7, 2021 close of the ION acquisition, we realigned the Company’s internal reporting structure and changed the reporting of our businesses’ operating results to reflect this new structure. Under the new structure, our operating results are reported under Local Media, Scripps Networks and Other segment captions. The Scripps Networks segment includes the recently acquired ION business as well as eight other national television networks. Our recently sold Triton business and other national businesses that were previously reported in our National Media segment are aggregated with our remaining business activities in the Other segment caption.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the Company’s segment results. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media and Scripps Networks results across historical periods and providing a focus on the underlying ongoing operating performance of our segments.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of ION or sale of WPIX had occurred on January 1, 2020. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2021	2020	Change	2021	2020	Change

Segment operating revenues:
Core advertising	$160,956	$108,981	47.7%	$313,094	$257,693	21.5%
Political	3,193	13,144	(75.7)%	4,504	31,034	(85.5)%
Retransmission and carriage fees	156,361	141,218	10.7%	312,020	276,808	12.7%
Other	4,327	3,150	37.4%	7,800	6,735	15.8%
Total operating revenues	324,837	266,493	21.9%	637,418	572,270	11.4%
Segment costs and expenses:
Employee compensation and benefits	107,461	95,080	13.0%	214,289	198,193	8.1%
Programming	109,598	98,380	11.4%	219,928	197,783	11.2%
Other expenses	43,135	36,457	18.3%	82,621	83,140	(0.6)%
Total costs and expenses	260,194	229,917	13.2%	516,838	479,116	7.9%
Segment profit	$64,643	$36,576	76.7%	$120,580	$93,154	29.4%
Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment following the sale of WPIX.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020

Local Media operating revenues, as reported	$324,837	$279,944	$637,418	$604,877
WPIX disposition	—	(13,451)	—	(32,607)
Local Media adjusted combined operating revenues	$324,837	$266,493	$637,418	$572,270

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020

Local Media segment profit, as reported	$64,643	$35,457	$120,580	$94,563
WPIX disposition	—	1,119	—	(1,409)
Local Media adjusted combined segment profit	$64,643	$36,576	$120,580	$93,154

Scripps Networks adjusted combined segment profit

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2021	2020	Change	2021	2020	Change

Total operating revenues	$238,735	$193,376	23.5%	$459,117	$415,344	10.5%
Segment costs and expenses:
Employee compensation and benefits	23,162	24,317	(4.7)%	47,947	49,996	(4.1)%
Programming	64,651	64,039	1.0%	128,313	132,620	(3.2)%
Other expenses	43,605	34,047	28.1%	80,354	69,302	15.9%
Total costs and expenses	131,418	122,403	7.4%	256,614	251,918	1.9%
Segment profit	$107,317	$70,973	51.2%	$202,503	$163,426	23.9%
Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Scripps Networks segment to the adjusted combined revenue and adjusted combined segment profit for the Scripps Networks segment following the acquisition of ION.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020

Scripps Networks operating revenues, as reported	$238,735	$66,652	$452,395	$143,407
ION acquisition	—	126,724	6,722	271,937
Scripps Networks adjusted combined operating revenues	$238,735	$193,376	$459,117	$415,344

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020

Scripps Networks segment profit, as reported	$107,317	$2,153	$199,520	$12,122
ION acquisition	—	68,820	2,983	151,304
Scripps Networks adjusted combined segment profit	$107,317	$70,973	$202,503	$163,426